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                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                FORM 15/A

                             Amendment No. 1

 Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File
                 Reports Under Sections 13 and 15(d) of the
                      Securities Exchange Act of 1934.

                               Commission File Number         0-10639
                                                      -----------------------

                                Metro Airlines, Inc.
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                   (Exact name of registrant as specified in its charter)

                     P.O. Box 612626, DFW Airport, TX 75261-2626
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               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            New Common Stock, $.01 par value
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                  (Title of each class of securities covered by this Form)

                                         None
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               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                     Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(ii)  [ ]
                     Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)   [ ]
                     Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii)  [ ]
                     Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6            [ ]
                     Rule 12h-3(b)(1)(i)  [X]

   Approximate number of holders of record as of the certification or notice
date:        0
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   Pursuant to the requirements of the Securities Exchange Act of 1934 Metro
Airlines, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 26, 1998                  BY:  /s/ Brian K. Miller
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                                            Brian K. Miller, President